SHELTON FUNDS 485BPOS

Exhibit 99.(h)(6)

AMENDMENT #1 AND JOINDER AGREEMENT TO TRUST ACCOUNTING AGREEMENT

This AMENDMENT #1 AND JOINDER AGREEMENT (this “Amendment”) is made as of December 8, 2025 (the “Effective Date”), by and among SCM Trust, a Massachusetts business trust (“SCM”), Shelton Funds, a Delaware statutory trust (“Shelton Funds” and with SCM, each a “Trust” and collectively, the “Trusts”), and Paralel Technologies LLC, a Delaware limited liability company (“Paralel”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Agreement (defined below).

WHEREAS, SCM and Paralel are parties to that certain Trust Accounting Agreement dated as of August 14, 2025 (as may be amended, the “Agreement”), pursuant to which Paralel provides certain Services to SCM on behalf of its Funds listed on Appendix A thereto;

WHEREAS, SCM and Paralel wish to add additional Funds under the Agreement and for Paralel to provide the Services to such Funds;

WHEREAS, Shelton Funds desires that Paralel provide the Services to its series on the same terms and conditions as set forth in the Agreement;

WHEREAS, the parties hereto desire to (i) admit Shelton Funds as an additional Trust party to the Agreement, and (ii) add the series of SCM and Shelton Funds listed on Appendix A hereto as Funds under the Agreement and to adjust the fees applicable to the Services accordingly.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the parties agree as follows:

1.	Joinder of Shelton Funds; Amendments to Agreement

(a)	Effective as of the Effective Date, Shelton Funds, on behalf of each of its Funds listed on Appendix A, joins and becomes a party to the Agreement, agreeing to be bound by and to comply with the terms of the Agreement in the same manner as if it had been an original signatory to the Agreement. Paralel accepts the appointment and agrees to provide the Services to each Fund, pursuant to the terms and conditions set forth in the Agreement.

(b)	Effective as of the Effective Date, the parties agree to amend the Agreement as follows:

i.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached to this Amendment.

ii.	Appendix C of the Agreement is hereby deleted in its entirety and replaced with Appendix C attached to this Amendment.

iii.	Section 11(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)	With respect to SCM Trust, it is a Massachusetts business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the SEC as an open-end management investment company under the 1940 Act. With respect to Shelton Funds, it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company under the 1940 Act.

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iv.	Section 17 of the Agreement is amended to add the notice address for Shelton Funds and to update the notice address for Paralel (effective as of January 1, 2026), as follows:

To Paralel:

Paralel Technologies LLC

1700 Broadway Suite 2100

Denver, Colorado 80290

Attn: General Counsel

Email: legalnotice@paralel.com; chris@paralel.com

To Shelton Funds:

Shelton Funds

1125 17th Street, Ste. 2550

Denver, Colorado 80202

Attn: CEO and General Counsel

Email: srogers@sheltoncap.com; gpusch@sheltoncap.com

(c)	The term “Trust” as used herein and in the Agreement shall refer to each of the Trusts in its separate legal capacity with the effect that, except where otherwise noted in the Agreement or this Amendment, generally an obligation of a Trust will be the separate legal obligation of either the Shelton Funds or SCM, as context requires, and not their joint obligation.

2.	General

(a)	Except as expressly amended, supplemented or otherwise modified by this Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

(b)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Colorado, and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, in each case to the same extent and manner as provided in the Agreement with respect to such matters.

(c)	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Signatures delivered by electronic transmission (including in portable document format (PDF) or via electronic signature platform) shall be deemed original signatures for all purposes.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the Effective Date.

SCM TRUST

on behalf of each of its Funds listed on Appendix A hereto

By:
Name:	Steve Rogers
Title:	Chairman and President

SHELTON FUNDS

on behalf of each of its Funds listed on Appendix A hereto

By:
Name:	Steve Rogers
Title:	Chairman and President

PARALEL TECHNOLOGIES LLC

By:
Name:	Jeremy May
Title:	Chief Executive Officer

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Appendix A

Funds

Shelton Funds

1.	Green California Tax-Free Income Fund

2.	Nasdaq-100 Index Fund

3.	S&P 500 Index Fund

4.	S&P MidCap Index Fund

5.	S&P SmallCap Index Fund

6.	Shelton Equity Income Fund

7.	Shelton Sustainable Equity Fund

8.	The United States Treasury Trust
9.	U.S. Government Securities Fund

SCM Trust

1.	Shelton International Select Equity Fund
2.	Shelton Tactical Credit Fund

3.	Shelton Emerging Markets Fund

4.	ICON Consumer Select Fund

5.	ICON Equity Fund
6.	ICON Equity Income Fund

7.	ICON Flexible Bond Fund

8.	ICON Health and Information Technology Fund

9.	ICON Natural Resources and Infrastructure Fund

10.	ICON Utilities and Income Fund
11.	Shelton Equity Premium Income ETF #

All Fund(s) that are indicated with a # above are referred to herein collectively as the “Shelton ETF Complex.” Fund(s) that are not indicated with a # above are referred to herein collectively as Funds in the “Shelton Mutual Fund Complex.”

Fund(s) in the Shelton Mutual Fund Complex do not receive the services shown under the “ETF Basket Services” heading in Appendix B.

Exhibit C - 1

APPENDIX C

FEES AND EXPENSES

[REDACTED]

Exhibit C - 1

 Out-of-Pocket Expenses

[REDACTED]

Exhibit C - 2